UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2008

NEXCEN BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27707	20-2783217
(Commission File Number)	(IRS Employer Identification No.)

1330 Avenue of the Americas, 34th Floor, New York, NY	10019-5400
(Address of Principal Executive Offices)	(Zip Code)

(212) 277-1100

(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

As previously disclosed, NexCen Brands, Inc. (the “Company”) has been in active discussions to sell its Waverly business as part of its announced restructuring plan which is centered on the Company’s franchising business.

On September 29, 2008, the Company, NexCen Fixed Asset Company, LLC (“NFAC”), NexCen Brand Management, Inc. (“NBM”), WV IP Holdings, LLC (“WV IP Holdings,” and with NFAC and NBM, each individually, a “Seller,” and collectively, the “Sellers”), each a direct or indirect wholly-owned subsidiary of the Company, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Iconix Brand Group, Inc. (“Buyer”). A copy of the Purchase Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Pursuant to the Purchase Agreement, Buyer has agreed to purchase substantially all of the assets associated with the Company’s Waverly, Gramercy and Village brands. The purchase price is $26.0 million in cash. Additionally, Buyer will assume certain future liabilities associated with the Waverly business. We expect the transaction to close within the next 30 days.

The Purchase Agreement contains customary representations, warranties and covenants. Subject to limited exceptions, the representations and warranties of the Company and the Sellers will survive the closing for one year. Intellectual property representations survive for a period of three (3) years following the closing and tax representations survive until the expiration of the applicable statutes of limitations. Specified fundamental representations, such as organization and good standing, authorization, and title to assets, will survive indefinitely. Indemnification claims by Buyer for breaches of representations and warranties are generally capped at $2.6 million and are subject to a $250,000 threshold. Indemnification claims by Buyer for breaches of specified intellectual property and license agreement representations and warranties are each individually capped at $10 million and are subject to a $50,000 threshold. The foregoing caps and thresholds due not apply to tax or specified fundamental representations. The closing is subject to the satisfaction of specified closing conditions, including the execution of a sublease for certain leased spaced primarily used in connection with the Waverly business, and customary conditions for a transaction of this type.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of such agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

The Purchase Agreement has been included as an exhibit to this Current Report on Form 8-K to provide you with information regarding its terms. The Purchase Agreement contains representations and warranties that the parties thereto made to the other parties thereto as of specific dates. The assertions embodied in the representations and warranties in the Purchase Agreement were made solely for purposes of the contracts among the respective parties, and each may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms thereof. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk among the parties rather than establishing matters as facts.

Item 8.01	Other Events

On September 29, 2008, the Company issued a press release announcing the signing of the Purchase Agreement as described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

2.1 Asset Purchase Agreement by and among NexCen Brands, Inc., NexCen Fixed Asset Company, LLC, NexCen Brand Management, Inc., WV IP Holdings, LLC, and Iconix Brand Group, Inc. dated September 29, 2008.

99.1 Press Release dated September 29, 2008.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on September 29, 2008.

NEXCEN BRANDS, INC.

/s/ Sue J. Nam
By:	Sue J. Nam
Its:	General Counsel